Exhibit 99.1

STONE ENERGY CORPORATION
 ANNOUNCES THIRD SUCCESSFUL WELL AND ANTICIPATED COMMENCEMENT OF PRODUCTION ON SOUTH PELTO BLOCK 22

NYSE — SGY
LAFAYETTE, LA. February 5, 2004

        Stone Energy Corporation announced the fourth well on the Can of Corn Prospect, the OCS-G 18054 No. 5 STK Well, was drilled to a bottom hole location approximately 1,500 feet east of, and from the same surface location as, the discovery well, the OCS-G 18054 No. 2 Well. The No. 5 STK encountered 291 net feet of pay in nine sands and successfully extended the proved limits established by the discovery well. Stone expects platforms, production facilities and pipeline installations and hookup of the three successful wells drilled on the prospect will be completed by the end of the first quarter. Production start-up is anticipated in the second quarter. Stone has a 50% working interest and 40.7% net revenue interest in South Pelto Block 22.

        The initial phase of development drilling has been completed on the 2003 Can of Corn discovery on South Pelto Block 22. Stone has participated in drilling four wells, three of which were successful. The discovery well spudded in the first quarter of 2003 and drilled to a total depth of 18,869 feet measured depth (MD) (18,027 feet true vertical depth (TVD)) encountering 524 net feet of pay in 11 sands. Operations on this well were suspended and completion of the well will follow the installation of platform and production facilities. The second well, the OCS-G 18054 No. 3 Well, spudded on August 2, 2003 and drilled to a total depth of 19,000 feet MD (18,000 feet TVD) in a sidetrack hole. The No. 3 Well found 205 net feet of pay in eight sands at a bottom hole location approximately 2,000 feet west of the discovery well. The No. 3 Well was completed on October 30, 2003 and operations were suspended awaiting platform and production facility installation. A third well, the OCS-G 18054 No. 5, spudded on November 26, 2003 and was drilled to a total depth of 14,103 feet MD (13,625 feet TVD) without encountering commercial pay sands. The well was subsequently sidetracked to test the eastern limits of the productive area and the downdip extent of a number of reservoirs that were found productive in the discovery well. Drilling of the No. 5 STK began on December 12, 2003 reaching a total depth of 19,887 feet MD (18,001 feet TVD) with completion operations currently in progress.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.